As filed with the Securities and Exchange Commission on June 29, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
HONEYWELL AEROSPACE INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	39-4202057
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1944 E Sky Harbor Cir N
Phoenix, AZ	85034
(Address of Principal Executive Offices)	(Zip code)

Honeywell Aerospace 401(k) Plan
Honeywell Aerospace Puerto Rico Savings Plan
(Full Title of the Plans)

John Donofrio
Senior Vice President, General Counsel and Corporate Secretary
Honeywell Aerospace Inc.
1944 E Sky Harbor Cir N
Phoenix, AZ 85034
(800) 601-3099
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with the new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) of Honeywell Aerospace Inc. (the “Registrant”) relates to 5,000,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), that may be allocated to participant accounts under the Honeywell Aerospace 401(k) Plan (as may be amended from time to time, the “401(k) Plan”), and 173,000 shares of Common Stock that may be allocated to participant accounts under the Honeywell Aerospace Puerto Rico Savings Plan (as may be amended from time to time, the “Puerto Rico Plan” and, together with the 401(k) Plan, the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares of Common Stock as may become issuable under the Plans as a result of stock splits, stock dividends or similar transactions.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in this Part I will be sent or given to participants in the Plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed (other than filings or portions of filings that are deemed furnished under applicable Commission rules, rather than filed) by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:
(a)The Registrant’s effective Registration Statement on Form 10 (File No. 001-43173) initially filed with the Commission on March 3, 2026, as amended by Amendment No. 1 as filed with the Commission on May 14, 2026, as further amended by Amendment No. 2 as filed with the Commission on June 8, 2026 (the “Form 10”);
(b)The Registrant’s Current Reports on Form 8-K filed on June 15, 2026, June 25, 2026 and June 29, 2026; and
(c)The description of the Registrant’s Common Stock under the heading “Description of Aerospace Capital Stock” in the Registrant’s final Information Statement filed as Exhibit 99.1 to Current Reports on Form 8-K filed on June 15, 2026, and any other amendments and reports filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items) and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, shareowner vote, agreement, or otherwise.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, (iv) any transaction from which the director derived an improper personal benefit or (v) with respect to any officer, any action by or in the right of the corporation. Under Article TWELFTH of the Registrant’s Amended and Restated Certificate of Incorporation, the Registrant has waived the personal liability of its directors and officers as permitted by Section 102(b)(7) of the DGCL.
Under Article TWELFTH of the Registrant’s Amended and Restated Certificate of Incorporation, each person who is or was a director or officer of the Registrant, and each director or officer of the Registrant who serves or served any other enterprise or organization at the request of the Registrant, shall be indemnified by the Registrant to the full extent permitted by the DGCL.
Under the DGCL, to the extent that such a person is successful on the merits or otherwise in defense of a suit or proceeding brought against such person by reason of the fact that such person is or was a director or officer of the Registrant, or serves or served any other enterprise or organization at the request of the Registrant, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.
If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, such a person shall be indemnified under such law against both (i) expenses (including attorneys’ fees) and (ii) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, had no reasonable cause to believe such person’s conduct was unlawful.
If unsuccessful in defense of a suit brought by or in the right of the Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant except that if such a person is adjudged to be liable in such suit to the Registrant, such person cannot be made whole even for expenses unless the court determines that such person is fairly and reasonably entitled to indemnity for such expenses.
In addition, the Registrant maintains directors’ and officers’ reimbursement and liability insurance pursuant to standard form policies. The risks covered by such policies include certain liabilities under the securities laws.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
The Registrant undertakes to submit the 401(k) Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the 401(k) Plan.
Pursuant to the instruction to Item 8 of Form S-8, no opinion of counsel as to the legality of the shares of Common Stock registered with respect to the Plans is furnished because no original issuance securities are being registered.
The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 6.01 of Regulation S-K).

Exhibit No.	Description
4.1
Second Amended and Restated Certificate of Incorporation of Honeywell Aerospace Inc.(incorporated by reference to Exhibit 3.1 to Honeywell Aerospace Inc.’s Current Report on Form 8-K, filed on June 29, 2026).

4.2
Amended and Restated By-laws of Honeywell Aerospace Inc., dated June 29, 2026 (incorporated by reference to Exhibit 3.2 to Honeywell Aerospace Inc.’s Current Report on Form 8-K, filed on June 29, 2026).

5.1*	Opinion of Carlos Gonzalez Law Office LLC (d/b/a BenefitsPuertoRico.com) regarding compliance of the Puerto Rico Plan with ERISA.
23.1*	Consent of Carlos Gonzalez Law Office LLC (d/b/a BenefitsPuertoRico.com) (included in Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP.
24.1*	Power of Attorney (see signature page).
107*	Filing Fee Table.
______________
* Filed herewith.

Item 9. Undertakings.
(a)The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Phoenix, Arizona, on June 29, 2026.

HONEYWELL AEROSPACE INC.

By:	/s/ Joshua Jepsen
Name:	Joshua Jepsen
Title:	Senior Vice President and Chief Financial Officer
Each person whose signature appears below constitutes and appoints John Donofrio, Jennifer Nelson, Joshua Jepsen and William Lautar, each of them, acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute for him or her and in his or her name, place, and stead, in any and all capacities, any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement as the attorney-in-fact and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents and their substitutes, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 29, 2026.

Name	Title

/s/ James Currier	President, Chief Executive Officer and Director
James Currier

/s/ Joshua Jepsen	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Joshua Jepsen

/s/ William Lautar	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
William Lautar

/s/ Craig Arnold	Chairman of the Board
Craig Arnold

/s/ William Ayer	Director
William Ayer

/s/ D. Scott Davis	Director
D. Scott Davis

/s/ David Denton	Director
David Denton

/s/ Pascal Desroches	Director
Pascal Desroches

/s/ Deborah Flint	Director
Deborah Flint

/s/ David Goldfein	Director
David Goldfein

/s/ Mark Reuss	Director
Mark Reuss

/s/ William Roper	Director
William Roper

/s/ Michelle Seitz	Director
Michelle Seitz
Pursuant to the requirements of the Securities Act of 1933, the plan administrator of the Honeywell Aerospace 401(k) Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Phoenix, Arizona, on June 29, 2026.

HONEYWELL AEROSPACE 401(K) PLAN

By:	/s/ Matt Ponicall
Name:	Matt Ponicall
Title:	Vice President, Global Benefits
Pursuant to the requirements of the Securities Act of 1933, the plan administrator of the Honeywell Aerospace Puerto Rico Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Phoenix, Arizona, on June 29, 2026.

HONEYWELL AEROSPACE PUERTO RICO SAVINGS PLAN

By:	/s/ Matt Ponicall
Name:	Matt Ponicall
Title:	Vice President, Global Benefits